Exhibit 2.2

JOINT OPERATING AGREEMENT

THIS JOINT OPERATING AGREEMENT ("Agreement") is entered into as of August 8, 2005, between AccessMedia Networks, Inc., a Delaware corporation (the "Company"), and International Microcomputer Software, Inc., a California corporation ("IMSI").

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Company and IMSI have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of IMSI, subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, the Company and IMSI desire to cooperate in the management and operation of the Company;

WHEREAS, the Company desires to issue and sell to IMSI a Note in the form attached hereto as Exhibit A (the "Note") in an amount up to the Maximum Available Credit (as defined below); and

WHEREAS, the Company desires to sell, and IMSI desires to purchase, the Note on the terms and conditions set forth herein;

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the respective representations and warranties, covenants and agreements contained herein and in the Merger Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

I.	JOINT OPERATION OF THE COMPANY

1. Operating Budget; Joint Operating Plan. Between the date hereof and the Termination Date (as defined below), the parties (i) intend to cooperate in the development of certain capabilities of the Company; (ii) intend to explore certain methods to integrate the parties’ existing capabilities, as determined by the Joint Operating Committee (as defined below) and set forth in a Joint Operating Plan (“Joint Operating Plan”); and (iii) shall use commercially reasonable efforts to conduct the operation of the Company in accordance with an Operating Budget which shall be delivered by the Company to the Joint Operating Committee within five (5) days of the date hereof (“Operating Budget”); provided that, without the prior notice to the IMSI Representative (as defined below), in no event shall the Company take any action, or omit to take any action, that is inconsistent with the Joint Operating Plan or could reasonably be expected to result in the failure by the Company to comply with the Operating Budget.

2. Joint Operating Committee. For administration of the Joint Operating Plan the parties shall establish an operating committee (the “Joint Operating Committee”). The Joint Operating Committee shall have a maximum of four (4) members, with equal numbers of representatives from the Company and IMSI. Any determinations made by the Joint Operating Committee must be made by a majority of members. The Joint Operating Committee will have the following initial members:

For IMSI:     Martin Wade, III and Robert O’Callahan

For the Company:     Andrew Garroni and Nolan Quan

Each Party may change its members of the Joint Operating Committee only with the approval of the other party.

3. The Joint Operating Committee will be responsible for the establishment and progress of the Joint Operating Plan. Meetings of the Joint Operating Committee may be requested by either IMSI or the Company upon reasonable notice to the other, and may be held in person or by telephone. In-person meetings shall occur at least once per month until the Termination Date unless waived by both parties and must include at least one (1) representative from IMSI and at least one (1) representative from the Company. The results of each meeting will be documented in writing within one (1) week after the meeting by the Company and will include at a minimum:

(a) progress to date;

(b) technical difficulties encountered to date;

(c) anticipated difficulties which might impact schedules; and

(d) action plans to address any anticipated or existing problems.

4. Records. Each party shall keep and maintain adequate records and reports to enable it to furnish the Joint Operating Committee with complete and accurate information regarding all aspects of the Joint Operating Plan.

II.	CAPITAL ADVANCE

1. Definitions.

(a) "Advance" means an advance under the Line.

(b) "Line" means the line of credit made available by IMSI to the Company up to the Maximum Available Credit.

(c) "Effective Time" means the Effective Time, as defined in the Merger Agreement.

(d) "Maximum Available Credit" means $3,000,000.

2

(e) "Term" means the period commencing on the date hereof and ending on the Termination Date.

(f) "Termination Date" means the earlier to occur of (a) the Effective Time or (b) the date on which the Merger Agreement is terminated pursuant to Section 9.1 thereto.

2. Line of Credit.

(a) Line of Credit Established. Subject to the terms and conditions hereof, commencing on the date hereof and expiring on the Termination Date, IMSI hereby agrees, from time to time during the Term, to extend one or more Advances, the aggregate of which at any time shall not exceed the Maximum Available Credit. From and after the Termination Date, IMSI shall have no obligation to make Advances.

(b) Note. On the date hereof, the Company shall execute and deliver a Note payable to IMSI in the original principal amount of the Maximum Available Credit. Each Advance from time to time shall be deemed evi-denced by the Note, which is deemed incorporated in this Agreement by reference and made part hereof.

(c) Line Interest Rate. Advances shall bear interest on the unpaid principal balance outstanding at any time from the Funding Date of each such Advance to maturity (or repayment) at the rate of 8% per annum (the "Line Interest Rate") or such lesser rate permitted by applicable law, if the Line Interest Rate would violate applicable law. Interest shall be calculated on the basis of a 365-day year, but charged for the actual number of days elapsed. "Funding Date" means, with respect to any Advance, the date on which such Advance is made to the Company.

(d) Funding Requests.

(i) Upon satisfaction of all conditions precedent set forth in Section 2(f), IMSI will make an Advance (the "Initial Advance") to the Company in the aggregate amount set forth in the Operating Budget.

(ii) At any time and from time to time during the Term until the Termination Date, the Company may request one or more Advances by submitting to IMSI a completed and executed Funding Request in a form reasonably satisfactory to IMSI ("Funding Request") no later than three (3) business days prior to the Funding Date of such Advance. Each such Advance shall be in the aggregate amount of not less than the amount specified in the Operating Budget (or, if less, the remaining amount available under the Line). Subject to the provisions of this Section 2 and upon satisfaction of all conditions precedent set forth in Section 2(f), IMSI shall make the Advance on the proposed Funding Date in accordance with the Company's Funding Request.

(e) Maximum Available Credit. The aggregate amount of principal which the Company may have outstanding under the Line at any time shall not exceed the Maximum Available Credit. In no event shall IMSI have any obligation to extend credit to the Company in excess of the Maximum Available Credit. The Company agrees, without notice or demand, to repay within three (3) business days any principal balance of the Line in excess of the Maximum Available Credit.

3

(f) Conditions.

(i) Conditions Precedent to Initial Advance.

(a) The Company shall deliver or cause to be delivered to IMSI, in form and substance satisfactory to IMSI and its counsel, in addition to this Agreement, the following documents and instruments and the following conditions shall have been satisfied:

(1) The Company shall have filed the Certificate of Designation attached hereto as Exhibit B;

(2) The Company shall have executed and delivered the Note to IMSI.

(3) The Company shall have delivered to IMSI’s counsel (i) copies of all corporate documents of the Company as IMSI shall reasonably request, and (ii) a certificate having attached thereto resolutions approved by the Company's Board of Directors authorizing the transactions contemplated hereby and the Notes.

(b) The Operating Budget shall have been determined by the Joint Operating Committee, which Operating Budget shall, among other things, specify the amount of the Initial Advance.

(ii) Conditions Precedent to All Advances. The agreement of IMSI to make any Advances on or after the date hereof is subject to satisfaction of the following conditions precedent:

(1) The Certificate of Designation shall continue to be in effect;

(2) IMSI shall have timely received a Funding Request as required under Section 2(d) hereof.

(3) The Company shall have delivered to IMSI, a certificate, dated as of the date of the Advance, signed by the Chief Financial Officer of the Company certifying (i) the compliance in all material respects with all covenants and agreements herein and (ii) the Company’s compliance with the Operating Budget and a detailed description of the need of the Company for such additional funding and (iii) the truth of all representations and warranties contained herein with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date.

4

(4) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against the Company or IMSI.

(5) The Joint Operating Committee shall have unanimously approved in writing the Funding Request.

3. Representations and Warranties of the Company. The Company represents and warrants to IMSI as follows:

(a) Authorization; Binding Obligation. All corporate action on the part of the Company necessary for the authorization of this Agreement, the Note and the performance of all obligations of the Company hereunder and thereunder have been taken. This Agreement constitutes, and the Note, when executed and delivered, will constitute, valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

(b) Absence of Conflicts; Consents.

(i) The execution and delivery of this Agreement and the Note by the Company does not, and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the passage of time or the giving of notice), will not, directly or indirectly, (A) violate the provisions of any of the charter documents of the Company, (B) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any contract to which the Company is a party or by which the Company or any of its assets is bound, (C) violate or conflict with any law, authorization or governmental order applicable to the Company, or give any governmental entity or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such law, authorization or governmental order, or (D) result in the creation of any security interest, mortgage, pledge, lien, claim, charge, title retention or other encumbrance (collectively, "Liens") upon any of the assets owned or used by the Company, except for any such violations, conflicts, defaults and events referred to in clause (B) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (C) and (D) that would not in the aggregate be material to the Company.

(ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Note, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

5

(c) Proceeds. The Company shall use the proceeds from the issuance and sale of the Note for the operation of the business of the company and for other general corporate purposes and as provided in the Operating Budget and the Joint Operating Plan.

(d) Merger Agreement. The representations and warranties of the Company contained in the Merger Agreement are true and correct in all material respects.

4. Representations and Warranties of IMSI. IMSI represents and warrants to the Company that:

(a) Requisite Power and Authority. All action on the part of IMSI necessary for the authorization of this Agreement, the Note and the performance of all obligations of IMSI hereunder and thereunder have been taken. This Agreement constitutes, and the Note, when executed and delivered, will constitute, valid and binding obligations of IMSI enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (ii) general principles of equity that restrict the availability of equitable remedies.

(b) Investment Representations. IMSI understands that the Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"). IMSI also understands that the Note is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon IMSI's representations contained in the Agreement.

(c) Experience; Risk. IMSI has such knowledge and experience in financial and business matters that IMSI is capable of evaluating the merits and risks of the purchase of the Note and the shares of the Company's capital stock issuable pursuant to the terms thereof (the "Shares") and of protecting IMSI's interests in connection therewith. IMSI is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment.

(d) Investment. IMSI is acquiring the Note and the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and IMSI has no present intention of selling, granting any participation in, or otherwise distributing the same. IMSI understands that the Note and the Shares have not been registered under the Securities Act and applicable state securities laws (collectively, the “Acts”) by reason of a specific exemption from the registration provisions of the Acts which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of IMSI's representations as expressed herein.

(e) Restricted Securities. IMSI understands that the Note and the Shares will be "restricted securities" under applicable securities laws in as much as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Note and the Shares may be resold without registration under the Acts only in certain limited circumstances. IMSI acknowledges that the Note and the Shares must be held indefinitely unless subsequently registered under the Acts or an exemption from such registration is available.

6

5. Covenants of the Company.

(a) Affirmative Covenants. From the date hereof until the Termination Date, the Company will, unless IMSI shall otherwise consent in writing:

(i) Certificate of Designation. The Company shall cause the Certificate of Designation to be in full force and effect.

(ii) Merger Agreement. The Company shall comply in all material respects with the covenants and agreements contained in the Merger Agreement.

(iii) Indemnification. The Company hereby indemnifies and agrees to protect, defend and hold harmless IMSI and IMSI's directors, officers, employees, agents, attorneys and shareholders from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, or demands, including reasonable counsel fees incurred in evaluating or defending any such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Agreement or the Note and any transaction contemplated therein unless resulting from acts, omissions or conduct of IMSI constituting gross negligence or willful misconduct. This covenant shall survive payment of the Note and the termination or satisfaction of this Agreement.

(iv) IMSI hereby indemnifies and agrees to protect, defend and hold harmless the Company and the Company's directors, officers, employees, agents, attorneys and shareholders from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, or demands, including reasonable counsel fees incurred in evaluating or defending any such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Agreement or the Note and any transaction contemplated therein unless resulting from acts, omissions or conduct of the Company constituting gross negligence or willful misconduct. This covenant shall survive payment of the Note and the termination or satisfaction of this Agreement

(b) Negative Covenants. From the date hereof until the Termination Date, the Company shall not do any of the following without the prior written consent of IMSI:

(i) Indebtedness. Incur, create, assume, or permit to exist any indebtedness (not including trade payables incurred in the ordinary course of business) except the indebtedness under this Agreement and the Note.

(ii) Liens and Encumbrances. Create, assume or permit to exist any Lien upon any of the Collateral, or any of its other properties or assets, whether now owned or hereafter acquired other than (A) liens for taxes which are not delinquent or are being contested in good faith, (B) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, (C) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith, and (D) liens existing on the date hereof and disclosed in the Schedule of Exceptions to the Merger Agreement (“Permitted Liens”).

7

(c) Conversion of Note.

(i) At the Effective Time, the Note shall be surrendered to the Company without payment and treated as a capital contribution to the Company on its books and records.

(ii) Upon the termination of the Merger Agreement pursuant to Section 9.1 thereto, the Note and the principal amount of any Advances and interest thereon shall convert without further action by the Company or IMSI into the right to receive Preferred Stock of the Company (the “Conversion Stock”) the terms of which are set forth in the Certificate of Designation.

6. Post-Signing Covenant. The Company agrees to take any and all action as is necessary or desirable to authorize, reserve and issue any shares of the Company's capital stock that are issuable pursuant to the Note and that are issuable upon the conversion or exercise of such Notes promptly upon a determination of the terms of such securities.

7. Miscellaneous.

(a) Governing Law. This Agreement and the Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

(b) Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (i) California, and (ii) the United States District Court for the Northern District of California, for the purposes of any action, suit or proceeding, claim, arbitration or litigation (“Action”) arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Northern District of California or if such Action may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California Santa Clara County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this Section 11.5. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Northern District of California, or (ii) the Superior Court of the State of California Santa Clara County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

8

(c) Successors and Assigns. This Agreement may not be assigned, conveyed or transferred without the prior written consent of the Company and IMSI and any such attempted assignment, conveyance or transfer shall be null and void.

(d) Entire Agreement. This Agreement, the exhibits and schedules hereto, the Note delivered pursuant to the terms hereof and the Merger Agreement and any exhibits or ancillary agreements thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement.

(e) Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f) Amendment or Waiver.

(i) Subject to Section 2(b) of this Agreement, this Agreement and the Note may be amended, and any term or provision of this Agreement and of the Note may be waived, (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and IMSI. Any amendment of this Agreement or the Note, or waiver of any term or provision of this Agreement or the Note effected in accordance with this Agreement, shall be binding upon IMSI under this Agreement.

(g) Notices. All notices required or permitted hereunder shall comply with Section 11.1 of the Merger Agreement.

(h) Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

(i) Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
9

IN WITNESS WHEREOF the parties hereto have executed the Joint Operating Agreement as of the date set forth in the first paragraph hereof.

ACCESSMEDIA NETWORKS, INC.

By:	/s/ Nolan Quan

Name: Nolan Quan Title: Director

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

By:	/s/ Martin Wade, III

Name: Martin Wade, III Title: Chief Executive Officer

EXHIBIT A

FORM OF NOTE

Exhibit A

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS SUBJECT TO THAT CERTAIN JOINT OPERATING AGREEMENT, DATED AUGUST __, 2005 BETWEEN THE COMPANY AND INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

CONVERTIBLE PROMISSORY NOTE

$3,000,000	August__, 2005

For value received, AccessMedia Networks, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), promises to pay to International Microcomputer Software, Inc. (the "Holder"), unless this Note is earlier converted pursuant to Section 2, the maximum principal sum of Three Million Dollars ($3,000,000), together with any and all interest accrued but unpaid thereon. Advances shall be noted in the attached Record of Advances by the Company; provided, however, that the Company’s failure to make such notations shall not affect the obligations of the Company hereunder. This Note is issued pursuant to that certain Joint Operating Agreement dated as of the date hereof between the Company and the Holder (the "Joint Operating Agreement") and any defined terms not herein defined shall have the meaning set forth in the Joint Operating Agreement. In addition to the terms and conditions of the Joint Operating Agreement, this Note is subject to the following terms and conditions.

1.  Maturity.

1.1 Maturity Date. Unless earlier converted as provided in Section 2, this Note, all principal amounts of Advances and interest thereon will automatically mature and be due and payable ten (10) days following the termination of the Merger Agreement (the "Maturity Date").

1.2 Interest.

(a) Advances shall bear interest on the unpaid principal balance outstanding at any time from the Funding Date of each such Advance to maturity (or repayment) at the rate of 8% (the "Line Interest Rate") or such lesser rate permitted by applicable law, if the Line Interest Rate would violate applicable law. Interest shall be calculated on the basis of a 365-day year, but charged for the actual number of days elapsed. "Funding Date" means, with respect to any Advance, the date on which such Advance is made to the Company.

(b) Notwithstanding the foregoing, if during any period for which interest is computed hereunder, the amount of interest provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, "Highest Lawful Rate" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

1.3 Prepayment. The Company shall not have the right to prepay the unpaid principal amount or any part thereof without the prior written consent of the Holder, which consent may be withheld in the Holder's sole discretion. Any prepayment of the principal sum permitted by the Holder shall be accompanied by any and all interest accrued on the principal amount being prepaid.

2. Conversion.

2.1 Automatic Conversion upon Effective Time of Merger. At the Effective Time, this Note shall be surrendered to the Company without payment and any Advances and the interest thereon shall be treated as a capital contribution to the Company on its books and records.

2.2 Automatic Conversion upon Effective Termination of the Merger Agreement. Upon the termination of the Merger Agreement pursuant to Section 9.1 thereto, this Note and the principal amount of any Advances and accrued interest thereon shall convert without further action by the Company or Parent into the right to receive that number of shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock”), the terms of which are set forth in the Certificate of Designation of the Company, determined by dividing the principal amount of any Advances and interest thereon by the Original Series A Issue Price (as defined in the Certificate of Designation of the Company).

2.3 Mechanics and Effect of Conversion.

(a) No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the unconverted Outstanding Amount that would otherwise be converted into such fractional share.

(b) In the event that this Note is converted into Series A Preferred Stock pursuant to Section 2.2, the Holder shall surrender this Note, duly endorsed, to the Company and, at its expense, the Company will issue and deliver to such Holder, a certificate or certificates representing the number of shares of Series A Preferred Stock to which such Holder is entitled upon such conversion, together with a check payable to the Holder for any cash amounts in lieu of fractional shares as described in clause (a) above.

2

2.4 Termination of Rights. Upon conversion of this Note in accordance with this Section 2, all rights with respect to this Note shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note except its obligations pursuant to Section 2.3(b).

3. Payment. Except as set forth herein, all payments shall be made in lawful money of the United States of America at the principal offices of the Company. Payment shall be credited first to any accrued interest then due and payable and the remainder applied to principal. In addition to all other sums payable under this Note, the Company also agrees to pay to the Holder, on demand, all reasonable costs and expenses (including attorneys' fees and legal expenses) incurred by the Holder in the enforcement of the Company's obligations under this Note.

4. Transfer; Successors and Assigns. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name, of, the transferee. Interest and principal are payable only to the registered holder of this Note. The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and assigns of the parties.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

6. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Joint Operating Agreement.

7. Amendments and Waivers. This Note and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8. Headings. The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

3

9. Presentment. The Company hereby waives diligence, demand, presentment for payment, protest and notice of protest, notice of acceleration, and all other notices or demands of any kind except as expressly provided herein.

10. Delay or Omission not Waiver of Default. No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

  IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its authorized officer, as of the date first above written.

ACCESSMEDIA NETWORKS, INC.

By: ________________________________
Name:
Title:

Address:

Facsimile:

AGREED TO AND ACCEPTED:

INTERNATIONAL MICROCOMPUTER
SOFTWARE, INC.

________________________________

Address:

Facsimile:

5

RECORD OF ADVANCES AND INTEREST ACCRUED

Date	Advance Amount	Outstanding Principal Balance	Initialed and Agreed by Parties:

6

EXHIBIT B

CERTIFICATE OF DESIGNATION

Exhibit B

CERTIFICATE OF DESIGNATION

of

SERIES A PREFERRED STOCK

of

ACCESSMEDIA NETWORKS, INC.

(Pursuant to Section 242 of the
Delaware General Corporation Law)

August __, 2005

The undersigned, Robert Walther, hereby certifies that:

A. He is the duly elected and acting Chief Executive Officer and Secretary, respectively, of AccessMedia Networks, Inc., a Delaware corporation (the “Corporation”).

B. The authorized number of shares of Preferred Stock is 5,000,000, none of which have been designated or issued.

C. Pursuant to the authority given by the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) has duly adopted the following recitals and resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of Preferred Stock comprising of 5,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to conversion rights, voting rights and the liquidation preference, and the number of shares constituting and such series and the designation thereof, or any of them; and

WHEREAS, the Corporation heretofore has not issued or designated any series of Preferred Stock, and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, privileges, preferences, restrictions and other matters relating to the Series A Preferred Stock and the number of shares constituting such series;

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock constituting 5,000,0001  shares designated as “Series A Preferred Stock” and does hereby fix the rights, privileges, preferences, and restrictions and other matters relating to the Series A Preferred Stock as follows:

Series A Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be five million (5,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding warrants to purchase Series A Preferred Stock.

Section 2. Dividend Provisions. Subject to the rights of Series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.08 per share per annum at the beginning of each calendar quarter beginning after the first issuance of Series A Preferred Stock, provided, however, in the event a cash dividend is declared on the Series A Preferred Stock, the Corporation may, at its option, declare and pay the corresponding dividend on shares of Series A Preferred Stock by issuance of additional shares of fully paid and nonassessable shares of Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued in lieu of cash shall be determined by dividing the amount of the cash dividend per share by the Original Series A Issue Price. No fractional shares of Series A Preferred Stock shall be issued as a dividend. Instead, the aggregate number of shares of Series A Preferred Stock issued to each record holder shall be rounded to the nearest whole number. The payment of dividends to holders of Series A Preferred Stock in shares of Series A Preferred Stock as set forth above shall constitute full payment of such dividend. Dividends shall accrue on each share (including any shares issued as dividends) from the date of issuance, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Cumulative dividends with respect to a share of Series A Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, subject to the rights of Series of Preferred Stock which may from time to time come into existence, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor; any partial payment will be made pro rata among the holders of such shares.

1 The actual number of shares to be issued would equal a number of Series A Preferred shares that will represent a percentage of the total outstanding capital stock of AccessMedia Networks, Inc. after giving effect to such issuance determined by dividing (i) the total dollar amount advanced pursuant to the Note, plus all accrued interest thereon (the “Advance”) by (ii) the amount of the Advance plus $25,000,000.

Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (A) no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock, and (B) no shares of Common Stock shall be purchased, redeemed, or acquired by the corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the corporation or any wholly-owned subsidiary (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

Section 3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) and (ii) all declared or accumulated but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of Series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation, shall receive all of the remaining assets of the Corporation.

(c)  (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

(ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject took investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or The NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iii) In the event the requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

(iv) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

Section 4. Redemption.

a. Mandatory Redemption. Subject to the rights of Preferred Stock which may from time to time come into existence, the Corporation shall redeem, from any source of funds legally available therefor, the Series A Preferred Stock on the five year anniversary of the date of the first issuance of Series A Preferred Stock (the “Series A Redemption Date”). The Corporation shall effect such redemption on the Series A Redemption Date by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to $1.00 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the “Series A Redemption Price”).

b. Redemption at the Option of the Corporation.

(i) Subject to the rights of Series of Preferred Stock which may from time to time come into existence, the Corporation may at any time it may lawfully do so but not before sixty (60) days after the date of the first issuance of the Series A Preferred Stock, at the option of the Board of Directors, redeem in whole or in part the Series A Preferred Stock by paying in cash therefor a sum equal to the Series A Redemption Price. Any redemption effected pursuant to this subSection (4)(b) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by them.

(ii) As used herein and in subSection (4)(b)(iii) and (iv) below, the term “Redemption Date” shall refer to each “Series A Redemption Date” and the term “Redemption Price” shall refer to each of “Series A Redemption Price.” Subject to the rights of Series of Preferred Stock which may from time to time come into existence, at least sixty (60) but no more than ninety (90) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subSection (4)(b)(iii) on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of Series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of Series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

(iv) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the corporation that such holder has surrendered his, her or its share certificate to the corporation pursuant to subSection (4)(b)(ii) above. The balance of any moneys deposited by the Corporation pursuant to this subSection (4)(b)(iv) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

Section 5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 5(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 5(c), the Corporation’s sale of its Common Stock in a Qualified Public Offering (as defined below) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock. As used herein, “Qualified Public Offering” means a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, covering any of the Corporation’s securities (as that term is defined under the Securities Act of 1933, as then in effect) with a price per share of not less than three (3) times the Original Series A Issue Price and aggregate gross proceeds to the Corporation of at least $30,000,000.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)  (A) If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to equal the price per share of such Additional Stock.

(B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(d)(i) and subsection 5(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by the Corporation after the Purchase Date other than:

(A) Common Stock issued upon conversion of any of the shares of Preferred Stock;

(B) Common Stock issued pursuant to a transaction described in subsection 5(d)(iii) hereof;

(C) shares of Common Stock issuable or issued to employees, consultants, advisors, officers, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan, restricted stock plan or other stock incentive program or arrangement;

(D) shares of Common Stock issuable or issued as a dividend or distribution on the Preferred Stock;

(E) shares of Common Stock issuable or issued to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, debt financings, equipment lease financings or similar transactions; or

(F) shares of Common Stock issuable or issued in connection with the issuance of securities of the Corporation pursuant to a merger, acquisition or strategic business, joint venture, partnering or other similar transaction.

(iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock. In lieu of any fractional share to which any holder of Preferred Shares would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board of Director as of the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate of incorporation.

(k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

Section 6. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

Section 7. Protective Provisions. Subject to the rights of Series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or Series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

(b) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

(c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock under this Section 6; or

(e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment provided further, however, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve (12) month period or (ii) the redemption of any share or shares of Preferred Stock otherwise than by redemption in accordance with Section 4; or

(f) issue any dividends with respect to the Corporation’s Common Stock; or

(g) amend the Corporation’s Certificate of Incorporation or bylaws; or

(h) change the authorized number of directors of the corporation.

Section 8. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.

RESOLVED FURTHER, that the Chief Executive Officer and the Secretary are hereby authorized and directed to execute, acknowledge, file and record a Certificate of Determination of Preferences in accordance with the foregoing resolutions and provisions of Delaware law.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer and attested by the Secretary on the first day set forth above.

_____________________________
Name: _________________
Title: Chief Executive Officer

Attest:

_____________________________
Name: _________________
Title: Secretary

15